EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Frankfort, Danville, and Lancaster, Kentucky

For Immediate Release February 7, 2018

Contact:	Kentucky First Federal Bancorp

Don Jennings, President

Clay Hulette, Vice President

(502) 223-1638

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, announced net earnings of $869,000 or $0.11 diluted earnings per share for the three months ended December 31, 2017, compared to net earnings of $254,000 or $0.03 diluted earnings per share for the three months ended December 31, 2016, an increase of $615,000 or 242.1%. Net earnings were $1.1 million or $0.14 diluted earnings per share for the six months ended December 31, 2017, compared to net earnings of $551,000 or $0.07 diluted earnings per share for the six months ended December 31, 2016, an increase of $598,000 or 108.5%.

The increase in net earnings on a quarter-to-quarter basis was primarily attributable to increased non-interest income and lower income tax expense.

Non-interest income increased $360,000 to $436,000 for the three months ended December 31, 2017, compared to the prior year quarter, primarily because of an increase in earnings on bank-owned life insurance (“BOLI”). During the quarter just ended the Bank received BOLI insurance proceeds on policies maintained under its long-standing overall employee benefits program pursuant to the passing of a covered individual.

The Company recorded a net income tax benefit of $160,000 for the three months ended December 31, 2017, compared to federal income tax expense of $139,000 in the prior year quarter. The decrease in income tax expense was primarily related to a change in income tax law. Recently-enacted tax reform has reduced the top income tax rate for corporations beginning January 1, 2018. Under U.S. Generally Accepted Accounting Principles the effect of changes in tax laws or rates is recognized in income tax expense in the period in which the legislation is enacted. The Company recognized an income tax benefit of approximately $268,000 related to lower tax rates expected to be applied to its net deferred tax liabilities in the future.

Net interest income before provision for loan losses increased $12,000 or 0.5% to $2.5 million for the three-month period just ended. Interest income increased by $173,000, or 6.2%, to $3.0 million, while interest expense increased $161,000 or 47.2% to $502,000 for the three months ended December 31, 2017. Costs associated with the Company’s funding sources are increasing as short-term interest rates continue to rise. The Company recorded a $3,000 provision for losses on loans during the three months ended December 31, 2017, compared to a provision of $52,000 for the three months ended December 31, 2016. Non-interest expense increased $105,000 or 5.0% and totaled $2.2 million for the three months ended December 31, 2017.

The increase in net earnings on a six-month basis was also primarily attributable to increased non-interest income and lower income tax expense.

Non-interest income increased $332,000 to $576,000 for the six months ended December 31, 2017, compared to the prior year quarter, primarily because of an increase in BOLI earnings. Federal income taxes decreased $324,000 or 108.4% as the Company’s income tax benefit totaled $25,000 for the recently-ended six-month period compared to income tax expense of $299,000 in the prior year period, primarily because of the change in income tax law.

Net interest income before provision for loan losses decreased $16,000 or 0.3% to $4.9 million for the six-month period just ended. Interest income increased by $285,000, or 5.1%, to $5.9 million, while interest expense increased $301,000 or 45.0% to $970,000 for the six months ended December 31, 2017. The Company recorded a $3,000 provision for losses on loans during the six months ended December 31, 2017, compared to a provision of $56,000 for the six months ended December 31, 2016. Non-interest expense increased $95,000 or 2.2% and totaled $4.4 million for the six months ended December 31, 2017.

At December 31, 2017 assets increased $955,000 or 0.3% to $309.4 million compared to $308.5 million at June 30, 2017. This increase is attributable primarily to increases in loans and time deposits, which were partially offset by a decrease in cash and cash equivalents. Total liabilities increased $436,000 or 0.2% to $241.8 million at December 31, 2017, primarily as a result of an increase in deposits, which increased $8.5 million or 4.6% to $191.3 million at December 31, 2017. The Company has been successful in competing for and attracting deposits in its local markets as short-term interest rates have risen. FHLB advances decreased $7.2 million or 12.8% and totaled $48.6 million at quarter end.

At December 31, 2017, the Company reported its book value per share as $8.01.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2017. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank, which operates six banking offices in Kentucky, including three in Frankfort, two in Danville, and one in Lancaster. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At December 31, 2017, the Company had approximately 8,444,515 shares outstanding of which approximately 56.0% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2017	2017
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$9,360	$12,804
Time deposits in other financial institutions	6,681	4,201
Investment Securities	1,315	1,558
Loans Held for Sale	240	--
Loans, net	260,806	258,244
Real estate acquired through foreclosure	806	358
Other Assets	30,232	31,320
Total Assets	$309,440	$308,485
Liabilities
Deposits	$191,303	$182,845
FHLB Advances	48,627	55,780
Deferred revenue	567	578
Other Liabilities	1,278	2,136
Total Liabilities	241,775	241,339
Shareholders' Equity	67,665	67,146
Total Liabilities and Equity	$309,440	$308,485
Book Value Per Share	$8.01	$7.95

Condensed Consolidated Statements of Income
(In thousands, except share data)

	Six months ended December 31,		Three months ended December 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

Interest Income	$5,885	$5,600	$2,984	$2,811
Interest Expense	970	669	502	341
Net Interest Income	4,915	4,931	2,482	2,470
Provision for Losses on Loans	3	56	3	52
Non-interest Income	576	244	436	76
Non-interest Expense	4,364	4,269	2,206	2,101
Income Before Income Taxes	1,124	850	709	393
Income Taxes	(25)	299	(160)	139
Net Income	$1,149	$551	$869	$254
Earnings per share:
Basic and diluted	$0.14	$0.07	$0.11	$0.03
Weighted average outstanding shares:
Basic and diluted	8,361,941	8,382,239	8,364,276	8,384,586

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